Exhibit 10.35

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated February 3, 2004, made by and between Michael W. Reid (the “Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Company”).

WHEREAS, the Executive and the Company are parties to an employment agreement dated February 26, 2001 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company wish to set forth their mutual understanding of the terms of Executive’s separation from employment, as contemplated below.

NOW, THEREFORE, in consideration of the mutual covenants and commitments provided for herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the Executive and the Company hereby agree as follows:

1.                                       Termination Date.  The Executive’s employment with the Company will terminate effective April 30, 2004 (except as set forth in Sections 3(b) and 3(c) hereof, the “Termination Date”).  Prior to the Termination Date, the Executive will continue to perform his regular duties for the Company, on a full-time basis, including his role as Chief Operating Officer of the Company, and otherwise in accordance with the Employment Agreement except as otherwise provided herein.  The Executive is entitled to a total of two weeks of vacation and two personal days to be taken prior to April 30, 2004.  The Executive hereby tenders his resignation as of the Termination Date, and hereby resigns from any other corporate offices and board of director memberships with the Company and all affiliates thereof as of the Termination Date; the Executive acknowledges and agrees that, upon the Termination Date, he shall take any further actions requested by the Company as reasonably may be necessary or appropriate further to reflect such resignations.  Executive shall be paid at his current base salary rate (i.e., $350,000) together with a pro rata portion of his annual bonus (i.e., $150,000) as in effect immediately prior to the date hereof, for the period from the date hereof through the Termination Date, on the Company’s regular and customary payroll dates (and no other salary or bonus shall be payable for such period).

2.                                       Bonus Payment.  Subject in all respects to Section 9 hereof, Executive shall, within five business days of the expiration of the revocation period without the Release (as defined below) having been revoked, receive from the Company a lump sum payment of $125,000, which represents three months pay at the annual salary rate in effect immediately prior to the Termination Date (i.e., $350,000) and a pro rata portion of his minimum annual bonus as in effect immediately prior to the Termination Date (i.e., $150,000).

3.                                       Employment Agreement.

(a)                                  The Employment Agreement shall terminate on the Termination Date in its entirety, except as provided in Section 8 hereof.  Without limiting the generality of the foregoing, no payment or benefit shall be made or otherwise arise under Section 7 or any other provision of the Employment Agreement by virtue of such termination.

(b)                                 It is expressly acknowledged and agreed that no event or condition occurring, arising or in effect at any time before the date hereof or through the date hereof has constituted or constitutes “Good Reason” under the Employment Agreement, and that the recurrence or continuation of any such event or condition will not constitute Good Reason.  From and after the date hereof, in no event shall Section 7 of the Employment Agreement apply to any termination of the Executive’s employment by the Executive.  Without limiting the generality of the foregoing, from and after the date hereof, Section 7(a) of the Employment Agreement shall not apply to any termination of employment by the Executive for Good Reason.  In the event that Good Reason arises under the Employment Agreement after the date hereof, and the Executive terminates his employment therefor before the Termination Date as contemplated by and in accordance with Section 6 of the Employment Agreement, or there is a termination of employment before the Termination Date on account of death or disability as contemplated by and in accordance with Section 6 of the Employment Agreement, then (i) the Termination Date for purposes of this Separation

Agreement shall be the date of such termination of employment, (ii) in the case of such termination due to the death of the Executive or such a termination by the Company in the event of the Executive’s becoming disabled, the Executive shall be entitled at his or his estate’s option to elect the payments and benefits available to him under the Employment Agreement or this Separation Agreement (but not both), and (iii) this Separation Agreement shall otherwise apply in accordance with its terms.

(c)                                  It is expressly agreed and understood that the Company shall not terminate Executive for Cause at any time before the Termination Date unless and until there is present the factors set forth in Section 6(a)(iii)(i) or 6(a)(iii)(ii) of the Employment Agreement.

4.                                       Options.

(a)                                  With respect to the options to purchase 50,000 shares of common stock of the Company provided for by Section 3(c) of the Employment Agreement and that certain option agreement between the Executive and the Company dated February 26, 2001, and with respect to the Equity Award in Section 3(d) of the Employment Agreement, the parties acknowledge that options to purchase 10,000 shares of common stock under Section 3(c), and 10,000 restricted shares of common stock under Section 3(d) will become vested and nonforfeitable on February 26, 2004.  Notwithstanding the foregoing, (i) all options designated to be otherwise unvested and unexercisable as of February 26, 2004 (i.e., 20,000 shares) shall become immediately vested and initially exercisable upon the date hereof, and (ii) such option agreement shall otherwise apply in accordance with its terms.

(b)                                 With respect to the options to purchase 100,000 shares of common stock of the Company provided for by that certain option agreement between the Executive and the Company dated October 10, 2002, the Executive may exercise 50,000 options as follows:  (i) 15,000 unvested and unexercisable options granted thereunder shall become immediately vested and initially exercisable upon the date hereof, (ii) subject in all respects to Section 9 hereof, 35,000 unvested and unexercisable options granted thereunder shall become vested and initially exercisable upon the Termination Date, (iii) any options not vested or exercised on or before the Termination Date (taking into account clause (i)), or in accordance with clause (ii), shall not be or become vested or exercisable and shall without any further action be forfeited forthwith, and (iv) such option agreement shall otherwise apply in accordance with its terms.

5.                                       COBRA.  Following the Termination Date, the Executive will be given the opportunity to continue under the Company’s group health plans, as may be required, and to the extent provided, by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.                                       Transfer of Responsibilities; Cooperation.  The Executive expressly agrees to cooperate fully from the date hereof through the Termination Date in the transfer of his responsibilities as Chief Operating Officer of the Company, and any other responsibilities or duties that he performed in connection with his employment at the Company to the individual(s) designated by the Company.  The Executive acknowledges that the transition will require travel outside of New York City to see shareholders and analysts at the reasonable direction of the Chief Executive Officer of the Company.

7.                                       Confidentiality.  The Executive and the Company agree that they will keep the terms of this Separation Agreement confidential, except that the Executive may disclose this Separation Agreement to or discuss this Separation Agreement with his spouse, attorney, financial advisor and as may be required by law, and the Company may discuss this Separation Agreement with or disclose this Separation Agreement to its attorneys, trustees, officers, agents, and as may be required by law.  Each party agrees that it shall advise any such persons with whom it discusses or to whom it discloses this Separation Agreement of the existence and requirements of this confidentiality provision, and shall instruct any such person that such person shall not disclose the existence of this Separation Agreement or its terms to any other person.

8.                                       Prohibited Activities.  The provisions of Sections 8(a), 8(b)(ii) and 8(e)-8(i) of the Employment Agreement (the “Restrictive Covenants”) are hereby incorporated into this Separation Agreement by reference as though stated in full herein (including any provisions in the Employment

Agreement relating to the enforcement thereof), and (together with any provisions in the Employment Agreement relating to the enforcement thereof) shall survive termination of employment and the termination of the Employment Agreement in accordance with the terms of the Restrictive Covenants.  The parties expressly agree and understand that the transition services contemplated by Section 8(h) shall be limited to reasonable periodic telephone conferences and shall not require the Executive to travel to the office or otherwise.

9.                                       General Release; Certain Other Matters.  It is expressly understood and agreed that, without limiting the Executive’s obligations hereunder, all of the Company’s obligations under Sections 2 and 4(b)(ii) hereunder, are subject entirely and in all respects to (i) the Executive’s provision, at or after the close of business on the Termination Date and not more than two business days after the Termination Date, of a Release in the form attached hereto as Exhibit A (the “Release”) and (ii) the Release’s becoming irrevocable as confirmed by the Executive’s written confirmation, in the form attached hereto as Exhibit B delivered to and received by the Chief Executive Officer of the Company at the principal place of business of the Company, that the Release has not been revoked (the “Confirmation”).  The Confirmation shall be delivered (i) not before the expiration of the seven-day revocation period provided for in Section 4 of the Release and (ii) not after seven days have elapsed after such expiration of such seven-day period.  Notwithstanding anything in this Separation Agreement to the contrary, any payment or other benefits under Sections 2 and 4(b)(ii) that would otherwise be due or effective before the Confirmation has been so received by the Company shall not be required to be paid or otherwise provided or effective until five business days have elapsed after the Confirmation has been so received.  The Executive is hereby advised to seek advice of counsel in connection with the Release, and acknowledges and agrees that he has otherwise had the opportunity to seek advice of counsel in connection with this Separation Agreement.  The Company agrees to execute and deliver to Executive a Release in the form attached as Exhibit C upon Executive’s irrevocable confirmation of his Release as provided above.

10.                                 Entire Agreement.  This Separation Agreement, together with the Employment Agreement (except as expressly modified herein) and the applicable option agreements, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, negotiations and proposed agreements, whether written or oral.  The Executive and the Company each acknowledge and confirm that neither they nor any agent or attorney have made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof, to induce the other party to execute this Separation Agreement.  To the extent that anything herein is inconsistent with the Employment Agreement, it is expressly agreed that this Separation Agreement amends the Employment Agreement.

11.                                 No Third-Party Beneficiaries.  This Separation Agreement is solely for the benefit of the parties to this Separation Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Separation Agreement.

12.                                 Certain Matters Relating to Enforceability.  Any provision of this Separation Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.                                 No Oral Modification.  This Separation Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

14.                                 Tax Withholding.  The Company may withhold from any compensation or benefits payable or otherwise arising under this Separation Agreement all Federal, state, city and other taxes as shall be required by law.

15.                                 Applicable Law.  THIS SEPARATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

16.                                 Further Assurances.  The Executive agrees that he is not entitled to reinstatement with the Company and agrees that his employment relationship with the Company will irrevocably end on the Termination Date.  The Executive agrees not to seek or accept employment with the Company in the future at any time, unless the Company, at its sole discretion and through its Chief Executive Officer, offers him such employment.

17.                                 Headings.  The headings of the paragraphs herein are included for reference only and are not intended to affect to meaning or interpretation of this Separation Agreement.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date and year first above written:

SL GREEN REALTY CORP.

By:
Name:
Title:

Michael W. Reid

DRAFT

EXHIBIT A

RELEASE

THIS RELEASE is made as of the          day of               , 2004, by Michael W. Reid (the  “Executive”).

WHEREAS, the Executive is a party to a certain agreement with SL Green Realty Corp. (the “Company”) dated as of the       day of           , 2004, a copy of which is attached hereto as Exhibit I (the “Separation Agreement”) (unless the context requires otherwise, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Separation Agreement);

WHEREAS, the Executive desires to confirm that the Company (including its affiliates, as provided below), other than as set forth in the Separation Agreement, have completely satisfied any and all of its obligations to the Executive, and to provide for a release;

WHEREAS, Section 9 of the Separation Agreement contemplates the Executive’s giving of this Release; and

WHEREAS, payments and benefits otherwise payable under the Separation Agreement will not be made or otherwise provided unless the Executive executes and delivers this Release (and thereafter provides certain written confirmation that this Release has not been revoked);

NOW, THEREFORE, with the intent to be legally bound and in consideration of the agreements herein contained, plus other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

1.  The Executive, for himself and his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges (i) the Company and its other affiliated companies; (ii) each of their respective past and present officers, directors, agents, and employees; and (iii) all the employee benefit plans of the Company or any of its affiliated companies, any trusts and other funding vehicles established in connection with any such plans, any members of committees established under the terms of any such plans, and any administrators or fiduciaries of any such plans, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which he or his spouse, heirs, executors, administrators, successors, and assigns ever had or may have at any time through the effective date of this Release, other than for payments and benefits set forth under the Separation Agreement.  The Executive acknowledges and agrees that this Release is intended to cover and does cover, but is not limited to, (i) any claim under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Employee Retirement Income Security Act, or the Americans with Disabilities Act, each as amended; (ii) any claim of employment discrimination whether based on a federal, state, or local statute or court or administrative decision; (iii) any claim for wrongful or abusive discharge, breach of contract, invasion of privacy, intentional infliction of emotional distress, defamation, or other common law contract or tort claims including, but not limited to, such claims arising from any statements the Company is or heretofore has been required to make to or file with any regulatory agency with regard to the termination of the Executive’s employment; (iv) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company and/or his separation from the Company (other than for payments and benefits set forth under the Separation Agreement); and (v) any claim for attorneys’ fees, costs, disbursements, or other like expenses.  The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release.  It is the intent of the parties that by this Release the Executive is giving up all rights, claims, and causes of action accruing prior to the effective date hereof, whether known or unknown or whether or not any damage or injury has yet occurred.

2.  The Executive acknowledges that he would not be entitled to compensation provided under the Separation Agreement, including, for example, the benefits set forth in Section 4 of the Separation

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Agreement, under any applicable plan policy, or practice of the Company or pursuant to any prior agreement between the Company and him.

3.  The Executive acknowledges that he was advised in writing to consult with legal counsel before signing this Release; that he has obtained such advice as he deems necessary with respect to this Release; that he has fully read and understood the terms of this Release; and that he is signing this Release knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound.  The Executive further acknowledges that he has been given at least 21 days to consider this Release and that he has elected to sign it on this date after having taken what he considers to be a sufficient period of time to consider his options.  The parties agree that any changes made to this Release or the Separation Agreement after the initial delivery hereof (February 3, 2004) will not restart the running of such 21-day period.

4.  The Executive understands that he is entitled to revoke this Release within seven days following his execution of the Release and that the Release will not become effective until the seven-day period has expired.  Revocation may be effected by giving written notice delivered to the Chief Executive Officer of the Company, within the seven-day period.  In the event that the Executive timely exercises his right to revoke this Release, the Release will immediately become null and void, and the Company will have no obligations hereunder or under the Separation Agreement.

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IN WITNESS WHEREOF, the Executive has executed this Release as of the date and year first above written:

Michael W. Reid

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DRAFT

EXHIBIT B

Declaration

I,                      , hereby declare that seven days have passed since my Release dated                      , 2004 (the “Release”) was executed.  I have decided not to revoke, and have not revoked, the Release and, pursuant to Section 4 of the Release, the Release is irrevocable.

Date:
Michael W. Reid

EXHIBIT C

RELEASE

THIS RELEASE is made as of the       day of             , 2004, by SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York (the “Company”).

WHEREAS, the Company is a party to a certain agreement with Michael W. Reid (the “Executive”) dated as of the 3rd day of February, 2004 (the “Separation Agreement”) (unless the context requires otherwise, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Separation Agreement); and

WHEREAS, Separation Agreement contemplates the Company’s giving of this Release.

NOW, THEREFORE, with the intent to be legally bound and in consideration of the agreements herein contained, plus other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees as follows:

1.  The Company, for itself and on behalf of its affiliated companies and each of their respective past and present officers, directors, agents, and employees hereby releases and discharges the Executive, his spouse, heirs, executors, administrators, successors, and assigns from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which it or they ever had or may have at any time through the effective date of this Release, except that this release shall not apply to any act of fraud, misappropriation of funds, embezzlement or any other action with regard to the Company or any of its affiliated companies that constitutes a criminal act under any federal or state statute committed or perpetrated by the Executive during the course of Executive’s employment with the Company or its affiliates.  The Company acknowledges and agrees that this Release is intended to cover and does cover all claims, whether based on statute or common law, that it has against the Executive, whether such claim relates to his employment or otherwise, including any claim for breach of contract, breach of fiduciary duty, intentional infliction of emotional distress, defamation, or other common law contract or tort claims.  It is the intent of the parties that by this Release the Company is giving up all rights, claims, and causes of action accruing prior to the effective date hereof, whether known or unknown or whether or not any damage or injury has yet occurred.

2.  The Company acknowledges that it was advised in writing to consult with legal counsel before signing this Release.

IN WITNESS WHEREOF, the Company has executed this Release as of the date and year first above written:

SL Green Realty Corp.

By:	Marc Holliday
Chief Executive Officer

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